Corpay Announces Agreement to Sell Non-Core Vehicle Payments Asset
Transaction Signals Continued Rotation to Corporate Payments
ATLANTA – [Feb. 4, 2026] – Corpay, Inc. (NYSE: CPAY), the corporate payments company, announced that it has signed a definitive agreement to sell PayByPhone, a mobile parking payments business, to Lightyear Capital.
“We’ve agreed to terms to divest our PayByPhone business, and hope that PBP will prosper under Lightyear’s ownership,” said Ron Clarke, Chairman and CEO of Corpay. “The transaction is another step to simplify our portfolio, and speed our rotation to more corporate payments.”
The transaction is not expected to have a material impact on Corpay’s 2026 Cash EPS outlook. Additional information on the financial impact of the sale will be provided during the company’s fourth quarter earnings call later today.
The transaction is expected to close in the second quarter of 2026.
Deutsche Bank acted as financial advisor to Corpay, and Jones Day acted as legal counsel to Corpay.

About Corpay
Corpay (NYSE: CPAY), the Corporate Payments Company, is a global S&P 500 provider of commercial cards (e.g, business cards, fleet cards, virtual cards) and AP modernization solutions (e.g., invoice and payments automation, cross border payments) to businesses worldwide. Corpay solutions “keep business moving” and result in our customers better controlling purchases, mitigating fraud, and ultimately spending less. To learn more visit www.corpay.com
Corpay Investor Relations
Jim Eglseder
Jim.Eglseder@corpay.com
770-417-4697